Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Investor Contact:	John T. McClain, Chief Financial Officer Jones Apparel Group, Inc. (212) 642-3860
Media Contacts:	Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

JONES APPAREL GROUP, INC. ANNOUNCES CASH TENDER OFFER FOR 4.250% SENIOR NOTES DUE 2009 AND CONSENT SOLICITATION FOR 4.250% SENIOR NOTES DUE 2009, 5.125% SENIOR NOTES DUE 2014 AND 6.125% SENIOR NOTES DUE 2034

New York, NY - April 1, 2009 - Jones Apparel Group, Inc. ("Jones") (NYSE: JNY) announced today that it, Jones Apparel Group Holdings, Inc., Jones Apparel Group USA, Inc., Nine West Footwear Corporation and Jones Retail Corporation (together, the "Issuers") have commenced a cash tender offer to purchase any and all of their outstanding 4.250% Senior Notes due 2009 (the "2009 Notes"), as well as a consent solicitation with respect to the 2009 Notes, their 5.125% Senior Notes due 2014 and their 6.125% Senior Notes due 2034 (together with the 2009 Notes and the 5.125% Senior Notes due 2014, the "Notes"), to amend the indenture governing the Notes (the "Indenture"). As of March 30, 2009, there was outstanding $250,000,000 principal amount of the 2009 Notes, $250,000,000 principal amount of the 5.125% Senior Notes due 2014 and $250,000,000 principal amount of the 6.125% Senior Notes due 2034. The tender offer and the consent solicitation are being conducted in connection with the Issuers' execution of a new senior secured credit facility providing for borrowings of up to an aggregate principal amount of $650,000,000. The purpose of the consent solicitation is to receive the necessary consents from the holders of the Notes for proposed amendments to the Indenture to provide for a carveout to the lien covenant for liens incurred in connection with the new senior secured credit facility (the "Proposed Amendments"). Adoption of the Proposed Amendments require the consent of holders of at least a majority in principal amount of the Notes outstanding (the "Required Consents"). The completion of the tender offer and the consent solicitation are not conditions to the execution and effectiveness of the new senior secured credit facility although the amount of debt that will be able to be secured under the new senior secured credit facility will be limited if the Proposed Amendments are not effective. The tender offer and the consent solicitation are conditioned upon, among other things, the receipt of the Required Consents and the execution, effectiveness and availability of the new senior secured credit facility. The new senior secured credit facility will give the Issuers additional liquidity for general corporate purposes and may help finance the tender offer for the 2009 Notes and the consent solicitation.

The tender offer will expire at 11:59 p.m., New York City time, on April 29, 2009, unless extended or earlier terminated by the Issuers (such time and date, as the same may be extended or earlier terminated, the "Tender Expiration Date"). Holders who wish to receive the Tender Offer Consideration (as defined below) for the 2009 Notes must validly tender and not validly withdraw their 2009 Notes on or prior to the Tender Expiration Date. The consent solicitation will expire at 11:59 p.m., New York City time, on April 15, 2009, unless extended or earlier terminated by the Issuers (such time and date, as the same may be extended or earlier terminated, the "Consent Expiration Date"). Holders who wish to receive the Consent Fee (as defined below) must validly consent to the Proposed Amendments to the Indenture prior to the Consent Expiration Date and not validly revoke such consent. Consents may be revoked at any time prior to the time when the supplemental indenture (the "Supplemental Indenture") giving effect to the Proposed Amendments is executed. Any Notes validly tendered and not validly withdrawn pursuant to the tender offer or validly delivered and not validly revoked pursuant to the consent solicitation will be held by the depositary until the Tender Expiration Date.

Holders of the 2009 Notes may participate in either the tender offer or the consent solicitation without participating in the other. However, for administrative convenience, holders of 2009 Notes that wish to participate in both the tender offer and the consent solicitation must tender such 2009 Notes and deliver their consent with respect thereto simultaneously.

The consideration for each $1,000 principal amount of 2009 Notes validly tendered and not withdrawn pursuant to the tender offer is $980 (the "Tender Offer Consideration"). The consideration for each $1,000 principal amount of Notes with respect to which holders validly deliver and do not revoke their consent pursuant to the consent solicitation is $20.00 (the "Consent Fee").

Holders whose 2009 Notes are purchased in the tender offer will also be paid accrued and unpaid interest from the last interest payment date to, but excluding, the settlement date for 2009 Notes purchased pursuant to the tender offer.

Tendered 2009 Notes may be withdrawn at any time on or prior to the Tender Expiration Date, and consents delivered with respect to the Notes may be revoked at any time prior to the Execution Date, but in each case, not thereafter.

The tender offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 2009 (the "Offer to Purchase") and the related Letter of Transmittal. The consent solicitation is being made upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated April 1, 2009 (the "Consent Solicitation Statement") and the related Consent Form. The Offer to Purchase and the related Letter of Transmittal and the Consent Solicitation Statement and the related Consent Form contain important information which should be read carefully before any decision is made with respect to the tender offer and the consent solicitation, respectively.

Citi has been retained to serve as the Lead Dealer Manager for the tender offer and the Lead Solicitation Agent for the consent solicitation and can be contacted at (800) 558-3745 (toll-free) and (212) 723-6106 (collect). Banc of America Securities LLC, J.P. Morgan and Wachovia Securities have been retained to serve as the Co-Dealer Managers for the tender offer and the Co-Solicitation Agents for the Consent Solicitation. Global Bondholder Services Corporation is the Information Agent and the Depositary for each of the tender offer and the consent solicitation and can be contacted at (866) 937-2200 (toll-free) or (212) 430-3774 (collect).

This release is for informational purposes only and is neither an offer to purchase, a solicitation to sell the Notes nor a recommendation regarding the tender offer or consent solicitation. Holders should seek legal advice from an independent financial advisor as to the suitability of the transactions described herein for the individual concerned. The tender offer and the consent solicitation are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Jones Apparel Group, Inc.

Jones Apparel Group, Inc. is a Pennsylvania corporation. Our principal executive offices are located at 1411 Broadway, New York, NY 10018, and our telephone number at that address is (212) 642-3860. We are a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores and through our e-commerce web sites. Our nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon and Le Suit. We also market costume jewelry under the Givenchy brand licensed from Givenchy Corporation, footwear under the Dockers Women brand licensed from Levi Strauss & Co., and apparel under the Rachel Roy brand licensed from Rachel Roy IP Company, LLC. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Anne Klein New York, Nine West, Gloria Vanderbilt, l.e.i. and Evan-Picone, with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Cautionary Statement

This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of our control. Risk factors and additional information are included in our reports on file with the Securities and Exchange Commission, including Jones' Annual Report on Form 10-K for the year ended December 31, 2008.